Exhibit 10.13
FIRST CALIFORNIA BANK
SALARY CONTINUATION AGREEMENT
          THIS AGREEMENT is adopted this 11th day of May, 2006, by and between FIRST CALIFORNIA BANK located in Camarillo, California (the ‘Company”), and ROMOLO SANTAROSA (the “Executive”).
INTRODUCTION
          To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.
AGREEMENT
          The Company and the Executive agree as follows:
ARTICLE 1
DEFINITIONS
          Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
          1.1 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 75 percent of the Company’s outstanding voting common stock.
          1.2 “Code” means the Internal Revenue Code of 1986, as amended.
          1.3 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.
          1.4 “Early Involuntary Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, Change of Control or Early Voluntary Termination.
          1.5 “Early Voluntary Termination” means that the Executive, prior to Normal Retirement Age, has Separated from Service with the Company for reasons other than Termination for Cause, Disability, Change of Control or Early Involuntary Termination.
          1.6 “Effective Date” means January 1, 2006.
          1.7 “Normal Retirement Age” means the Executive attaining 65 years of age.
          1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.
          1.9 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.
          1.10 “Separation from Service” or “Separated from Service” means that the Executive has experienced a Termination of Employment. In the event that an Executive continues to provide services considered “significant” to the

Bank, either as an employee or as an independent contractor, a Separation from Service will not be deemed to have occurred. “Significant” services, for purposes of this Agreement, are those where (1) the Executive provides services in the capacity as an employee at an annual rate equal to at least 20 percent of the services rendered during the immediately preceding three full calendar years of employment, and the annual remuneration for such services is equal to at least 20 percent of the average remuneration earned during the immediately preceding three full calendar years of employment (or, if the Executive was employed for less than three years, such lesser period); or (2) the Executive continues to provide services to the Bank in a capacity other than as an employee, and if the Executive provide those services at an annual rate that is at least 50 percent or more of the service rendered, on average, during the final three full calendar years of employment (or, if less, such lesser period) and the annual remuneration for such services is at least 50 percent or more of the average annual remuneration earned during the immediately preceding three full calendar years of employment (or if less, such lesser period). This definition of Separation from Service shall at all times be construed to comply with the rules set forth in the 409A Proposed Regulations, issued September 29, 2005, or any subsequent regulations.
          1.11“Termination for Cause” shall be defined as set forth in Article 5.
          1.12 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, other than by reason of a leave of absence approved by the Company.
Article 2
Lifetime Benefits
          2.1 Normal Retirement Benefit. Upon Separation from Service on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $85,000 (Eighty-Five Thousand Dollars).
          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of fifteen (15) years.
          2.2 Early Voluntary Termination. Upon an Early Voluntary Termination, the Executive will not be eligible for a benefit under this Agreement.
          2.3 Early Involuntary Termination Benefit. Upon an Early Involuntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Early Involuntary Lump Sum set forth on Schedule A for the Plan Year ending immediately prior to Separation from Service, determined by vesting the Executive in the Accrual Balance for the Plan Year ending immediately prior to Separation from Service.
          2.3.2 Payment of Benefit. The Company shall pay the benefit determined under Section 2.3.1 to the Executive in a lump sum within 30 days following Separation from Service.
          2.4 Disability Benefit. Upon the Executive’s Separation from Service prior to Normal Retirement Age due to Disability, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability annual installment set forth on Schedule A, determined by vesting the Executive in the annual benefit for the plan year ending immediately prior to Separation from Service.
          2.4.2 Payment of Benefit. The Company shall pay the annual benefit determined in Section 2.4.1 to the Executive in 12 equal monthly installments commencing with the month following Separation from Service, paying the annual benefit to the Executive for a period of fifteen (15) years.
          2.5 Change of Control Benefit. Upon a Change of Control, followed within twelve (12) months by the Executive’s Separation from Service for reasons other than death, Disability or retirement, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.
          2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the Change of Control lump sum set forth on Schedule A, determined by vesting the Executive in the projected Normal Retirement Benefit at Normal Retirement Age as described in Section 2.1.1.
          2.5.2 Payment of Benefit. The Company shall pay the benefit determined under Section 2.5.1 to the Executive in a lump sum within 30 days following Separation from Service.
          2.6 Loss Year. Anything in this Article 2 to the contrary notwithstanding, should the Company’s operations (exclusive of extraordinary gains or expenses as determined by Generally
          Accepted Accounting Principles) result in a loss for any fiscal year prior to the commencement of a benefit payment, then the accrual for that year shall be omitted and all of the projected benefits as set forth on Schedule A shall be adjusted downward as a result.
          2.7 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated thereunder, Executive is considered a “specified employee” under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.5, the originally scheduled payments shall be delayed for 6 months, aggregated, and paid in a lump sum on the first day of the seventh month. All other scheduled payments shall be made on the regular schedule, starting with the seventh payment in the seventh month. If the payment is to be made in a lump sum, the entire lump sum shall be delayed for six months and paid in the seventh month.
Article 3
Death Benefits
          3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the split dollar death benefit described in the Split Dollar Agreement attached as Addendum A between the Company and the Executive in lieu of any other benefit under this Agreement
          3.2 Death after Separation from Service due to Retirement, Disability or Change of Control. Upon the death of the Executive after Normal Retirement Date or after Termination of Employment due to Disability or Change of Control as set forth in Article 2 of this Agreement, the Company shall cease paying the remaining benefit, if any, and shall then pay to the Executive’s beneficiary the split dollar death benefit described in the Split Dollar Agreement attached as Addendum A between the Company and the Executive.

          3.3 Death after Early Involuntary Termination or Early Voluntary Termination. No death benefit shall be paid upon the death of the Executive after an Early Involuntary Termination or an Early Voluntary Termination
Article 4
Beneficiaries
          Beneficiary designations may be made under the Split Dollar Arrangement attached as Addendum A hereto.
Article 5
General Limitations
          5.l Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:
          (a) Gross negligence or gross neglect of duties;
          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment within the Company; or
          (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.
          5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.
Article 6
Claims and Review Procedure
          6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
          6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
          6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
          (a) The specific reasons for the denial;
          (b) A reference to the specific provisions of the Agreement on which the denial is based;
          (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

          (d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
          (e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
          6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
          6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.
          6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
          6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
          (a) The specific reasons for the denial,
          (b) A reference to the specific provisions of the Agreement on which the denial is based;
          (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
          (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
ARTICLE 7
Amendments and Termination
          7.1 This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive; however, this Agreement will automatically terminate if no benefit is payable to the Executive due to the Executive’s Termination for Cause, Suicide or Misstatement as set forth in Article 5 or upon an Early Voluntary Termination.
          7.2. The Company and the Executive agree to amend this Agreement in the event that there is a change to applicable tax law or regulations or to the accounting treatment for the benefits to be provided hereunder which materially increases the after-tax cost of the benefits. In the event an amendment is required under this Section 7.2, such amendment shall be limited to decreasing the benefits to be provided to the Executive only to the extent necessary so that net, after-tax impact to the Company’s earnings will be substantially the same as such earnings would have been absent the change in tax law, regulation, or accounting treatment.
Article 8
Miscellaneous
          8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.
          8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
          8.3 Non-Competition. During such time as Executive is receiving benefit payments hereunder, Executive shall not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution, including but not limited to any bank, savings bank or credit union, which has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara.
          8.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
          8.5 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.
          8.6 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
          8.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.
          8.8 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.
          8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein
          8.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
     (a) Establishing and revising the method of accounting for the Agreement;

     (b) Maintaining a record of benefit payments;
     (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and
     (d) Interpreting the provisions of the Agreement.
          8.11 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
          IN WITNESS WHEREOF, the Executive and the Company consent to this Agreement on the date above written.

EXECUTIVE:	COMPANY:

FIRST CALIFORNIA BANK

/s/ Romolo Santarosa	By	/s/ John W. Birchfield
ROMOLO SANTAROSA	John W. Birchfield, Chairman